Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Sytner Group Limited:

We consent to the use of our report dated February 24, 2017, with respect to the consolidated statements of income, comprehensive income, equity, and cash flows of Sytner Group Limited and the related financial statement schedule for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.  Such report appears in the December 31, 2018 Annual Report on Form 10-K of Penske Automotive Group Inc., incorporated herein by reference.  Neither the aforementioned financial statements nor the related financial statement schedule are included or incorporated by reference herein.

/s/ KPMG LLP

Milton Keynes, United Kingdom

November 13, 2019